                                                                   EXHIBIT 99.22

MAR 01 '96 10:25 FR LSD-1710 612 335 1710 TO 1585#6327#3#1714 P. 02

[GRAPHIC:  LOGO] First Trust
First Trust Center
180 East Fifth Street
Suite 200
St. Paul, MN  55101

                                                   March 1, 1996

Mr. Drew Q. Miller
Comprehensive Care Corporation
4350 Von Karman Avenue, Suite 280
Newport Beach, CA  92660

         Re:   7-1/2% Convertible Subordinated Debentures, Due April 15, 2010

Dear Mr. Miller:

         You have indicated that Comprehensive Care Corporation (the "Company") intends to pay all amounts due and overdue with respect to the above-referenced securities (the "Securities") on April 15, 1996 and, thereafter, seek rescission of the previously declared declaration of acceleration thereon.

         Section 2.12 of the Indenture dated as of April 25, 1985 (the "Indenture"), pursuant to which the Securities were issued, requires that the Company shall fix the record and payment dates for payment of defaulted interest (together with additional interest accrued on such amounts) and shall provide notice thereof at least 15 days before the record date. Section 6 of the Securities provides that 5% of the aggregate principal amount of the Securities shall be redeemed on April 15, 1996. The amount of the April 15, 1996 sinking fund redemption is subject to reduction as provided in such section following notice to the Trustee at least 50 days prior to the redemption date, as provided in Section 3.01 of the Indenture. No such notice was received.

         Assuming the Company provides appropriate notification of the record and payment dates to the holders of the Securities as required by the Indenture, the amount to be paid on April 15, 1996 with respect to the Securities is as follows:

                  Defaulted Interest (including
                     additional interest thereon)         $1,155,532.66
                  Interest Due April 15, 1996                357,675.00
                  Sinking Fund Redemption                    476,900.00
                                                          -------------
                           Total                          $1,990,107.66

         The declaration of acceleration with respect to the Securities may be rescinded by the holders of a majority in principal amount of the then outstanding Securities, as provided in
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MAR 01 '96 10:25 FR LSD-1710 612 335 1710 TO 1585#6327#3#1714 P. 03

Mr. Drew Q. Miller
March 1, 1996
Page 2

Section 6.02 of the Indenture, upon the payment of the foregoing amounts (provided there are no other Events of Default which have not been cured or waived).

         Please confirm, in writing and not later than Friday, March 8, 1996, that the Company will provide for the payment of the total amount indicated above. Such amount, together with the fees and expenses of the Trustee and its counsel, must be deposited with the Trustee on or before April 12, 1996 or, if not federal funds or immediately available funds, on or before April 8, 1996. Unpaid fees and expenses of the Trustee and its counsel, exclusive of any unpaid fees and expenses of Bank of America Trust and Morrison & Foerster LLP, are approximately $6,000 through February 29, 1996. Additional fees of the Trustee and its counsel will be incurred in connection with the preparation and distribution of the requisite notice to holders of the Securities, as well as for the review of the rescission ballots. We will advise you, prior to April 8, 1996, of the total fees and expenses incurred, or to be incurred, through the April 15, 1996 payment date.

         Upon receipt of your written confirmation, we will have notices prepared and forwarded to holders of the Securities to advise them of the April 15, 1996 payment date for defaulted interest and the sinking fund redemption, to advise them of the record date with respect thereto, and to solicit their consent to the rescission of acceleration.

                                      Sincerely,

                                      /s/ Joseph D. Roach

                                      Joseph D. Roach